EXHIBIT 99.2

LAIDLAW INTERNATIONAL ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION
FOR ALL OUTSTANDING 10.75% SENIOR NOTES DUE 2011

     NAPERVILLE, IL, June 1, 2005 — Laidlaw International, Inc. (NYSE: LI) announced today that it has commenced a cash tender offer and consent solicitation for its outstanding $403.5 million aggregate principal amount of 10.75% Senior Notes due 2011 (“Notes”). The tender offer is scheduled to expire at 5 p.m. New York City time on June 29, 2005 (“Scheduled Expiration Date”), unless extended. The consent solicitation is scheduled to expire at 5 p.m. New York City time on June 15, 2005 (“Consent Date”), unless extended. The tender offer is being made upon the terms, and subject to the conditions, set forth in the Offer to Purchase and Consent Solicitation dated June 1, 2005 (“Offer to Purchase”), and related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. Holders may withdraw their tenders prior to 5 p.m. New York City time on June 15, 2005, but not thereafter, except as may be required by law or as may be extended under the Offer to Purchase.

     The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Date will be based on the present value on the Initial Payment Date of $1,053.75 (the amount payable on June 15, 2007, which is the date that the Notes may first be redeemed by Laidlaw), and the present value of interest that would be payable on, or accrue from, the last interest payment date until June 15, 2007, in each case, determined based on a fixed spread of 75 basis points over the yield at 2 p.m. New York City time on June 15, 2005, unless extended, of the 4.375% U.S. Treasury Notes due May 15, 2007. The Initial Payment Date will occur after the Consent Date, promptly following satisfaction of the financing condition, which is expected to occur on June 23, 2005. In connection with the tender offer, Laidlaw is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes. Laidlaw is offering to make a consent payment of $20.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to the Consent Date. The purchase price for the Notes will be announced by news release promptly after its determination.

     Holders tendering Notes will be required to consent to proposed amendments to the indenture governing the Notes, which will eliminate substantially all of the affirmative and restrictive covenants and certain events of default and related provisions contained in the indenture. Adoption of the proposed amendments requires the consent of at least a majority of the outstanding principal amount of the Notes. The consummation of the tender offer and consent solicitation is subject to the conditions set forth in the Offer to Purchase, including the receipt of consents of Noteholders representing the majority in aggregate principal amount of the Notes and is conditioned on Laidlaw obtaining the financing necessary to fund the tender offer and consent solicitation.

     The tender offer will expire at 5:00 p.m. New York City time on June 29, 2005, unless the offer is extended or terminated by Laidlaw. Laidlaw may, subject to certain restrictions, amend, extend or terminate the offer and consent solicitation at any time in its sole discretion without making any payments with respect thereto. Tendered Notes may not be withdrawn and consents may not be revoked after June 15, 2005, except in limited circumstances.

     Laidlaw has engaged Citigroup Global Markets Inc. and UBS Securities LLC as dealer managers for the tender offer and solicitation agents for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 or (212) 723-6106 or UBS at (888) 722-9555 x 4210 or (203) 719-4210. Requests for documentation should be directed to D.F. King & Company at (800) 431-9645 or (212) 269-5550, the information agent for the tender offer and consent solicitation. This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase.

Forward-looking statements

     Certain statements contained in this press release, including statements that are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include information about possible or assumed future events and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, which are set forth in the Risk Factors identified in the Offer to Purchase and reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

     Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport and public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Laidlaw International
Director, Investor Relations
(630) 848-3120

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